ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement") dated as of March 30, 2010 by and between **ALPHA NET HOSPITALITY SYSTEMS, INC**, a Delaware corporation (" Buyer"), on the one hand and **ADVANCED COMPUTER SOFTWARE, INC.,** a New York corporation ("Seller") and **MICHAEL S. TANNEY**, residing at 60 Mohegan Road, Larchmont, New York ("Tanney"), on the other hand.

WITNESSETH:

WHEREAS, Seller is engaged in the business of selling software and/or hardware used in connection with point of sale computer systems by restaurants (the "Business");

WHEREAS, Tanney owns 100% of the outstanding shares of the capital stock of Seller;

WHEREAS, Buyer wishes to purchase substantially all of the assets used in connection with the Business; and

WHEREAS, Seller wishes to sell such assets to Buyer.

NOW, THEREFORE , in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Purchase and Sale of Assets.

1.01 Purchase of Assets. On the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 4.01), effective as of the Closing Date (as defined in Section 4.01), Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, all of Seller's right, title and interest in and to all of the assets and properties used in connection with the Business, as the same shall exist

on the Closing Date, except for the Excluded Assets as described in Section 1.03, all of

such assets and properties being hereinafter collectively referred to as the "Purchased Assets."

1.02 <u>**List of Assets**</u>. Except as expressly provided in Section 1.03 hereof, the Purchased Assets shall include, without limitation, all of Seller's right, title and interest in and to:

(a) All inventory.

(b) Prepaid licenses and permits relating to the Business and/or the Purchased Assets (to the extent same are transferable).

(c) Miscellaneous deposits and prepaid expenses.

(d) Machinery and equipment. office furniture and fixtures and leasehold improvements.

(e) All telephone numbers, cell phones and web sites.

(f) Goodwill of the Business.

(g) All Rights (as defined in Section 5.11).

(h) All rights and privileges under and pursuant to the Assumed Contracts (as defined in Section 3.01).

(i) All claims against third parties relating to items included in the Purchase Assets, including, without limitation, unliquidated rights under manufacturer's and vendor's warranties.

(j) All customer lists, supplier lists and other records relating to the Business.

(k) The "Action Computer Systems" trade name.

(l) The "Advanced Computer Software" trade name.

1.03 **Excluded Assets.** The Purchased Assets shall not include:

(a) Accounts receivable.

(b) Cash and cash equivalents.

(c) Prepaid insurance.

(d) Seller's accounting and tax records and files.

(e) Seller's incorporation data, corporate seals, stock records, minutes of meetings of Seller's Boards of Directors and Stockholders.

(f) Any contracts and leases to which Seller is a party, except Assumed Contracts.

(g) Seller's right, title and interest in and to those assets held with respect to any Employee Plan (as defined in Section 5.20).

(h) Those assets of a personal nature set forth on Schedule 1.03. To be supplied by Closing.

1.04 **Instruments of Transfer**. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer duly executed instruments of transfer and assignment, including, without limitation, bills of sale and assignments in form and substance reasonably satisfactory to Buyer and its counsel, sufficient to vest in Buyer valid title to all of Seller's right, title and interest in and to the Purchased Assets, free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever.

2. **Purchase Price.**

2.01 **Purchase Price.**

(a) The aggregate price to be paid by Buyer (the "Purchase Price") for and in consideration of the sale and transfer of the Purchased Assets as provided herein and for the covenant not to compete set forth in Section 7.01 hereof (the " Covenant Not to Compete") shall be $495,000 plus or minus, as the case may be, an amount equal to the "Prepaid Work Adjustment" (the "Purchase Price").

(b) The Prepaid Work Adjustment shall be equal to [the portion of any advance payments received by Seller or receivables booked by Seller for work to be performed or products to be supplied by Buyer after the Closing Date will be adjusted in Buyer's favor. Any payments to be received by Buyer for work that has been performed or products that have been delivered by Seller prior to the Closing Date, and such payments have not been booked as a receivable by Seller, will be adjusted in Seller's favor.

2.02 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated to the Covenant Not to Compete and the various assets and properties included in the Purchased Assets in the manner set forth on Schedule 2.02 hereto. To be supplied and agreed to by Closing.

2.03 Payment of Purchase Price.

On the Closing Date, Buyer shall deliver to Seller by bank or certified check or by wire transfer $495,000.

3. Post-Closing Obligations.

3.01 Assumption.

(a) Upon the transfer of the Purchased Assets to Buyer on the Closing Date, Buyer shall (except as may otherwise be specifically agreed to in any other provision of

this Agreement) assume and agree to timely and fully pay, perform and discharge those obligations and liabilities of Seller (the "Assumed Liabilities") which arise on and after the Closing Date under those contracts of Seller set forth on the Schedules 5.16 and 5.17 annexed hereto which are specifically designated to be assumed by Buyer on such Schedules, (the "Assumed Contracts"); [provided, however, that to the extent that (x) consent to the assignment of an Assumed Contract is required, or (y) an Assumed Contract is not assignable and, in either case, consent to the assignment of such Assumed Contract is not obtained, then Buyer shall, nevertheless, assume and agree to pay, perform and discharge the obligations and liabilities of Seller under such Assumed Contract to the extent that Buyer receives the benefits thereof, and the parties will cooperate with respect to each such Assumed Contract so that Buyer performs all remaining obligations required of Seller thereunder (including, without limitation, paying all sums due) and Buyer receives all remaining rights of Seller thereunder (including, without limitation, receiving any goods or services due). For example if consent is withheld by or not sought from the other party to an Assumed Contract (or consent is otherwise not obtained), such cooperation shall include Seller's receipt of the sum required to be paid under the Assumed Contract from Buyer and delivery of same by Seller to the other party to the Assumed Contract and receipt by Seller of the goods purchased thereunder and delivery of same to Buyer.]

(b) Except as set forth in Section 3.01(a), Buyer shall not and does not assume any liability or obligation of Seller, whatsoever whether fixed, contingent or otherwise.

3.02 Receivable Payments. Buyer and Seller each hereby agree that if either one of them shall have received a payment where all or a portion of such payment

represents a receivable due to the other party then, and in such event, the party receiving such payment shall immediately forward to the other party that portion of such payment which represents the receivable of such other party.

4. **Closing.**

4.01 Closing. The closing of the transactions to be effected hereunder (the "Closing") shall be held at the offices of Lichtenstein Schindel 158 West Boston Post Road Mamaroneck, NY 10543 at 10:00 A.M. on the later of April 30, 2010, or (b) the third day following the satisfaction of all conditions set forth in Section 8, or at such other place or at such other time as Buyer and Seller may mutually agree (the "Closing Date").

5. **Representations and Warranties of Seller and Tanney.** Seller and Tanney hereby jointly and severally represent and warrant to and agree with Buyer that except as set forth on Schedule A, annexed hereto (the "Disclosure Schedule").

5.01 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualification. The jurisdictions in which Seller is so qualified are set forth on Section 5.01 of the Disclosure Schedule.

5.02 Capitalization of Seller. All of the outstanding shares of capital stock of Seller are owned beneficially and of record by Tanney.

5.03 **Authority and Compliance.** Seller has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate actions (including, without limitation, approval of the shareholders of Seller). This Agreement has been duly and validly executed and delivered on behalf of Seller and constitutes a valid obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required by Seller or any of its shareholders to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 **No Conflict**. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) any Assumed Contract or other agreement or instrument relating to the Purchased Assets (subject to obtaining any consents required to assign the Assumed Contracts); (ii) the articles of incorporation or by-laws of the Seller; or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to the Seller.

5.05 **Compliance with Law.**

(a) Seller's operation of the Business and use and occupancy of the Purchased Assets are (i) in compliance with all, and not in violation of any, and (ii)

Seller has not received any claim or notice that such operation or use and occupancy is in violation of any, applicable law or ordinance, or any order, rule or regulation of any governmental agency or body to which the Seller, the Business or the Purchased Assets are subject, including, without limitation, any Occupational Safety Health Administration laws, ordinances, orders, rules or regulations; nor has the Seller failed to obtain or to adhere to the requirements of any government license, permit or authorization necessary to the ownership of the Purchased Assets or to the conduct of the Business. All governmental permits, licenses and authorizations which have been obtained in connection with the operation of the Business or the use of the Purchased Assets are set forth in Section 5.05 of the Disclosure Schedule. The Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller. To the knowledge of Seller and Tanney, (i) no officer or employee of the Seller has been indicted, tried or convicted of a felony or is under investigation by any governmental authority with respect to any action related to the Business, and (ii) no officer or employee of the Seller has made any illegal or improper payment to any person or entity in connection with the Business.

5.06 <u>Financial Information</u>. Set forth on Section 5.06 of the Disclosure Schedule are the revenues of the Seller for the years 2007, 2008 and 2009, and the expenses incurred by the Seller in the operation of the Business (before income taxes) for such years. Such revenues accurately reflect amounts earned by the Seller for services rendered and/or goods sold by the Seller for such years, and such expenses accurately reflect the amounts expended by the Seller in the operation of the Business

(before income taxes) for such years. Seller to cooperate and supply information to enable buyer to prepare financial statements for 2009 and 2010.

5.07 Books and Records. The books of account and other financial records of Seller are complete and correct in all material respects.

5.08 NOT USED

5.09 Inventory. All inventory included in the Purchased Assets will be merchantable and of a quality and quantity usable or salable in the ordinary course of business. All inventory is located at the locations set forth in Section 5.09 of the Disclosure Schedule.

5.10 Assets and Properties. Seller has good and valid title to all personal property included in the Purchased Assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and other encumbrances or any kind or nature.

5.11 Patents. Trademarks, Copyrights, Etc. Section 5.11 of the Disclosure Schedule contains a complete and correct list of all patents, patent rights, patent applications, licenses, shop rights, trademarks, trademark applications, trade names, copyrights, sales techniques, software, software licenses and similar rights currently used in the Business (collectively "Rights"), indicating the registered owner, the registration number, and the expiration date thereof. Seller owns or validly licenses all Rights and other proprietary information used in the conduct of the Business as currently being conducted.

5.12 Insurance. Section 5.12 contains a summary description of all policies or binders of fire, liability, product liability, vehicular, title and other insurance held by or on behalf of Seller and relating to the Business or any of the Purchased Assets.

Seller has not received any written notice in the one (1) year period prior to the date hereof from, or on behalf of, any insurance carrier issuing such policies, that insurance rates will be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), that a policy will not be renewed or that alteration of any of the Purchased Assets will be required or is suggested, or that the purchase of additional equipment or the modification of any of Seller's methods of doing business, will be required or is suggested.

5.13 **Legal Proceedings. Etc.** There are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of the Seller or Tanney, threatened by, or against, Seller or any of the Purchased Assets, or specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

5.14 **Taxes and Tax Returns**. Seller has duly made all deposits required by law to be made with respect to employees' withholding taxes. Seller has duly filed with all appropriate governmental agencies and bodies, whether federal, state or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed, all of which properly reflect the taxes owed by it for the periods covered thereby and, to the extent due, Seller has paid all taxes shown to be due on such returns. With respect to sales of goods by Seller, Seller's records properly reflect the basis for not collecting sales and or use taxes with respect to those sales on which such taxes were not collected. Section 5.14 of the Disclosure Schedule sets forth a list

of all jurisdictions with respect to which Seller files tax returns with respect to the Business.

5.15 Customers: Suppliers: Adverse Conditions.

(a) There has not, since January 1, 2009, been any termination or cancellation of the business relationship of Seller with any of the major customers or major suppliers of the Business; and (ii) to the knowledge of Seller and Tanney, there does not exist any facts or circumstances (except for general economic conditions affecting business generally) which have adversely affected or will adversely affect the Business with such major customers or major suppliers or which have prevented or will prevent such Business from being carried on after the Closing Date in essentially the same manner as is currently carried on.

5.16 Schedules of Assets: Properties: Customers: Suppliers. Set forth on Section 5.16 of the Disclosure Schedule to be supplied at closing are lists which are complete and accurate in all material respects with regard to the following:

(a) All real property and interests in real property (including the location thereof and the description of any structures located thereon) under lease to Seller (collectively the "Property"), together with the annual rental and unexpired lease term and identity of the lessor,

(b) A list of the customers of the Business to which sales in excess of $10,000 were made during the year ended December 31, 2009 and the volume of sales made to each such customer,

(c) A list of the suppliers of the Business from which purchases in excess of $10,000 were made during the year ended December 31, 2009 and the volume of purchases made from each such supplier;

(d) All persons (other than suppliers or employees) to whom Seller has, with respect to the Business, paid aggregate fees to, and/or made aggregate purchases from, in excess of $10,000 during the year ended December 31, 2009.

(e) The Seller represents that there are at least 365 customers none of which represents 5 percent of the revenue.

5.17 **Contracts and Commitments**.

(a) Except as listed and described on Section 5.17 of the Disclosure Schedule, the Seller is not a party to any:

(i) Contract (as defined below) with any employee or consultant (including, without limitation, any employment agreement);

(ii) Contract for the future purchase of, or payment for, supplies or products involving payment by the Seller of in excess of $10,000 or for the performance of services by a third party involving payment by Seller in excess of $10,000;

(iii) Lease under which Seller is either the lessor or lessee relating to personal property and involving annual payments by or to Seller in excess of $5,000;

(iv) Contract limiting or restraining in any respect Seller from engaging or competing in any lines of business or with any person;

(vi Contract with any labor union; and

(vii) Any other Contract (x) wherein the amount of payments to be made by Seller thereunder exceeds $10,000, or (y) which is not cancelable by Seller without penalty on no more than thirty (30) days notice.

As used in this Agreement, the term "Contract" includes any mortgage, indenture, agreement, contract, commitment or lease.

(b) Seller is in compliance with the provisions of each Contract and no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in such Contracts.

5.18 Employees.

At Closing the Seller will supply.

(a) Set forth on Section 5.18 of the Disclosure Schedule is a complete and accurate list of the names, dates of hire, dates of birth, sex, annual wages or hourly wage rates, as the case may be, and job descriptions of all present employees of Seller who are in active employment on the date hereof (the "Employees"). An Employee shall be considered "in active employment" if he or she performs services or is on vacation or authorized leave on the date hereof.

(b) Section 5.18 of the Disclosure Schedule sets forth a complete list of all benefits to which any of such Employees are entitled, including, without limitation, any vacation, medical, life insurance and severance benefits.

5.19 Labor. Seller is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health, and wages and hours and Seller has not received any written notice that it has failed to comply in any respect with any such laws. Seller is not engaged in any unfair labor practice. There are no charges, claims, lawsuits or proceedings by or on behalf of any of its employees, whether threatened or pending, asserting any violation of any federal, state or local law regarding civil rights, equal employment opportunity, fair employment practices, or discrimination or harassment based on any legally protected status, or asserting any other dispute, tort or cause of action related to or growing out of the employment relationship or asserted

contractual relationship of Seller and any employee (except for unemployment compensation claims or medical claims). Seller has not experienced any work stoppage or other labor difficulty. The Seller is not a party to any collective bargaining agreement with any union or other representative of employees and no question concerning representation exists with regard to any group of employees of Seller.

5.20 Employee Benefit Plans.

(a) Set forth on Section 5.20 of the Disclosure Schedule is a list and summary description of each and every Employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each and every pension, bonus, incentive, deferred compensation, vacation, sick pay, severance pay or other plan, program, policy, arrangement or agreement (whether written or oral) maintained, contributed to, or required to be contributed to, by Seller for the benefit of Employees and former and retired Employees of Seller ("Employee Plans").

(b) Set forth on Section 5.20 of the Disclosure Schedule is the total amount of accrued deferred compensation, bonus or incentive benefits and accrued vacation pay to which the Employees have accrued entitlement as of December 31, 2009. All amounts required by the provisions of any Employee Plan and applicable law to be contributed to any Employee Plan, have been or will be contributed to such Employee Plan through the Closing Date.

5.21 Warranties. All of Seller's standard warranties and service policies covering its products and services which are in force as of the date hereof are set forth in Section 5.21 of the Disclosure Schedule.

5.22 Assets Being Transferred. The Purchased Assets being conveyed hereunder constitute such assets (except for working capital) as are necessary to permit Buyer to continue the Business in a manner substantially similar to the manner in which Seller is operating the Business on the date hereof

5.23 Finder. Except as set forth in Paragraph 6.03, there is no firm, corporation, agency or other entity or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Seller or any of its directors, officers, employees or shareholders; except for any fee payable to Synergy Business Brokers, the payment of which will be the sole obligation of Seller and Tanney.

5.24 Full Disclosure. No representation or warranty by Seller in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not materially misleading.

6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

6.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it.

6.02 Authority and Compliance. Buyer has full corporate power and authority to execute and deliver this Agreement. The consummation and performance

by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of Buyer and constitutes a valid obligation of Buyer, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.03 **Finder.** Except as provided in Paragraph 5.23, there is no firm, corporation, agency or other entity or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Buyer or any of its directors, officers, or employees; except for any fee payable to Gene Leventis, the payment of which will be the sole obligation of Buyer.

7. **Covenants.**

7.01 **Covenant Not to Compete.** For a period of three (3) years from and after the Closing Date, neither Seller nor Tanney will in the State of New York; (ii) the State of Connecticut; (iii) the State of Massachusetts; (iv) the State of New Jersey; and (v) the State of Pennsylvania, compete with the Business as now conducted; and, in particular, Seller and Tanney will not in competition with the Business (A) solicit or deal with any supplier of the Business; (B) solicit or deal with any customer of the

Business; (C) hire away, interfere with or attempt to hire away any Employee of the Business; or (D) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with the Business. In the event that the provisions of this Section 7.01 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. Seller and Tanney specifically acknowledge and agree that (x) the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Seller and Tanney to comply with such covenant, Buyer would not have entered into this Agreement; (y) the remedy at law for any breach of the foregoing covenant will be inadequate; and (z) Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief in the event Seller, or Tanney violates the provisions of this Section 7.01.

7.02 **Consents**. Seller shall use its reasonable efforts to obtain such approvals and/or consents as shall not have been obtained by the Closing Date as may be required to transfer the Assumed Contracts to Buyer. Buyer shall, as requested, give its reasonable cooperation to Seller in connection with Seller's efforts to obtain all such approvals and/or consents.

7.03 **Agreement Regarding Confidentiality**. Except as required by law after reasonable notice to Buyer, Seller and Tanney shall not (and shall exercise such control and influence as Seller is in a position to exercise, to cause its affiliates, directors, officers, employees, representatives, and agents not to), whether before or after the Closing, disclose to any person or entity any trade secret, formula, process, know-how,

business strategies or plans, pricing, customers or customer lists, finances, costs, marketing plans, or any other information relating to the Purchased Assets or the Business that was not, prior to such disclosure, a matter of public knowledge.

7.04 **Change of Seller's Name**. Within ten (10) days after the Closing Date, Seller shall change its corporate name to a name which does not include "Advanced Computer Software" in such name. Seller shall amend any foreign qualifications to do business to reflect such name change within two (2) weeks after the Closing Date.

7.05 **Employee Matters.**

(a) On the Closing Date, Buyer shall offer employment to those employees of Seller set forth on Schedule 7.05 hereto (the "Designated Employees"). The Buyer shall offer employment on an at will basis to each such Designated Employee on such terms and conditions as Buyer, in its sole discretion, shall determine. All such Designated Employees who accept such offer of employment of Buyer shall become employees of Buyer as of the Closing Date.

7.06 **Payment of Liabilities**. The Seller shall promptly, pay, perform and discharge all of its obligations and liabilities which are not Assumed Liabilities.

7.07 **Conduct of Business Until Closing Date**. The Seller hereby covenants and agrees with Buyer that from and after the date hereof until the Closing Date, Seller will:

(a) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve its present business organizations intact, (ii) use its best reasonable efforts to keep available the services of its present officers and significant employees, and (iii) use its best reasonable efforts to

preserve the present business relationships with customers, suppliers, and others having business dealings with them;

(b) maintain for Seller the ownership of and/or the right to use its Rights and maintain in full force and effect insurance with responsible companies comparable in amount, scope and coverage to that in effect on the date of this Agreement;

(c) maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

(d) duly comply in all material respects with all laws known to be applicable to the Company and material to the conduct of its business; and

(e) perform all of its material obligations without default unless being contested in good faith.

7.08 Post Closing Assistance.

(a) For a period of 180 days after the Closing Date, Tanney will at the request of Buyer (i) introduce Buyer and its designated employees and/or consultants to customers and suppliers of the Business and other key industry personnel known to Tanney and (ii) be available (by telephone) to consult with Buyer on all matters relating to the Business, all at such times during regular business hours as shall be mutually agreeable to Buyer and Tanney not to exceed more than 20 hours per week. During such 180 day period Buyer will pay for continuation of medical coverage for Tanney for up to $1,300 per month.

(b) At any time after the Closing Date, upon ten (10) days prior notice by Buyer, Tanney agrees to be employed as a full time consultant, for not more than 30 hours per week, to Buyer for the period beginning of the date set forth in said notice, until the 365th day following the Closing Date, for which services Tanney shall receive

$500 per week. During such period Buyer will provide medical coverage for Tanney at a cost to Buyer of no more than $1,300 per month; it being understood that if Tanney is receiving medical coverage under this Section 7.08 (b), he shall not also be entitled to additional medical coverage under Section 7.08 (a).

8. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that Buyer may, in its sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

8.01 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or any other document delivered to Buyer at the Closing in connection with this Agreement shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

8.02 Performance of Agreements. Seller shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

8.03 Litigation, Etc. No claim, action, suit, proceeding, arbitration, hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

8.04 Approvals; Consents. Seller shall have obtained all approvals and/or consents required to transfer the Assumed Contracts to Buyer.

8.05 Actions; Proceedings; Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal matters shall have been taken, prepared and completed in a

manner reasonably satisfactory to Buyer and its counsel; and Buyer shall have been furnished with such other instruments and documents as it shall have reasonably requested.

8.06 **No Material Adverse Change**. Between the date hereof and the Closing Date (i) there shall not have occurred any changes in Business which in the aggregate are materially adverse; or (ii) Buyer shall not have learned of any facts which, in its reasonable judgment, it believes are materially adverse to the Business or the Purchased Assets.

8.07 **Employment Agreements.** Rodger Crawford and John Vitiello shall have agreed to become an at-will employee of Buyer.

8.08 **Lease.** The Buyer and 2001 Palmer Avenue Company shall have entered into a new five-year lease for the premises currently occupied by Seller at 2001 Palmer Avenue, Larchmont, New York, at a rental no greater than that currently being paid by Seller and on such other terms and conditions as are satisfactory to Buyer.

8.09 **Action Reseller Agreement**. The Buyer and Action Systems, Inc. ("ASI") shall have entered into an agreement wherein ASI shall have agreed that Buyer may use its "Restaurant Manager" software system (the " System") in connection with Buyer's operation of the Business, which agreement shall provide that Buyer's cost for the use of the System shall not be greater than that currently being paid by Seller and shall contain such other terms and conditions as are satisfactory to Buyer.

9. **Conditions Precedent to the Obligations of the Seller.** The obligations of Seller under this Agreement are subject to the satisfaction at the Closing of the following conditions; provided, however, that Seller may, in its sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

9.01 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or any other document delivered by Buyer to Seller at the Closing in connection with this Agreement shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date.

9.02 Performance of Agreements. Buyer shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

9.03 Litigation. Etc. No claim, action, suit, proceeding, arbitration, hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

9.04 Assumption of Agreements. Buyer shall assume and agree to timely and fully pay, perform and discharge the Assumed Contracts.

10. Indemnification.

10.01 Indemnification by Buyer. Buyer hereby covenants and agrees with Seller that it shall reimburse and indemnify Seller and their successors and assigns (individually an "Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement and (ii) the operation of the Business from and after the Closing Date (each a "Claim").

10.02 <u>Indemnification by Seller and Tanney</u>. Seller and Tanney hereby jointly and severally hereby covenant and agree with Buyer that they shall reimburse and indemnify Buyer and its successors and assigns (also individually an "Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Seller or Tanney in this Agreement and (ii) the failure of Seller to discharge any liability or obligation of Seller which is not an Assumed Liability including, without limitation, (A) any warranty, product liability or other claim relating to any products or services sold by Seller on or prior to the Closing Date, (B) any liability or obligations to perform services or deliver goods on or after the Closing Date, where Seller has billed any such customer therefor on or prior to the Closing Date, (whether or not the amount so billed has been collected by Seller) (C) any tax liability of Seller (also each a "<u>Claim</u>").

10.03 <u>Right to Defend; etc</u>.

(a) If the facts giving rise to any such indemnification shall involve any actual Claim or demand by any third party against an Indemnified Party, the indemnifying party shall be entitled to notice of and entitled to defend or prosecute such Claim at its expense and through counsel of its own choosing if it advises the Indemnified Party in writing of its intention to do so within thirty (30) days after notice of such Claim has been given to the indemnifying party (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own

choosing). Such Indemnified Party shall cooperate in the defense and/or settlement of such Claim, but shall be entitled to be reimbursed for all costs and expenses incurred by it in connection therewith. No settlement of any Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld; provided, however, that if such indemnifying party has been offered the opportunity to defend such Claim and has elected not to do so then settlement may be made without the consent of the indemnifying party.

(b) Notwithstanding Section 10.03(a) hereof, if, in the reasonable opinion of Buyer, any Claim involves an issue or matter which could have a materially adverse effect on the business, operations, assets or prospects of Buyer, then, and in such event, Buyer shall have the right to control the defense or settlement of any such Claim. If Buyer should so elect to exercise such right, Buyer shall pay the legal expenses associated with such defense and the indemnifying party shall have the right at its sole expense to participate in, but not control, the defense or settlement of such Claim. No settlement of any such Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld.

11. General Provisions.

11.01 Survival of Representations, Warranties, Covenants, and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and the closing of the transactions contemplated hereby for a period of one (1) years; provided, however, that any representations, warranties, covenants and agreements contained herein which specifically set forth longer time periods of effectiveness shall survive for the periods indicated therein and further provided that (i) the covenants and agreements set forth in

Section 7.06 and (ii) the representations and warranties set forth in Section 5.14 shall survive indefinitely. If any claim for indemnity has been timely made but has not been resolved by the parties prior to the expiration of the applicable time period of survival then, and in such event, such claim shall survive until finally resolved.

11.02 **Expenses.** Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

11.03 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement to any party to any of the other parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, the day following dispatch by an overnight courier service (such as Federal Express or UPS, etc.) or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to Buyer:	Alpha Net Hospitality Systems, Inc. 245 Main Street, Suite 2N Matawan, New Jersey 07747
with a copy to:	Morse, Zelnick, Rose & Lander, LLP 405 Park Avenue New York, New York 10022 Attn: George Lander, Esq.
If to Seller addressed to:	Michael Tanney 16 Mohegan Road Larchmont, New York 10538
with a copy to:	Lichtenstein & Schindel

158 West Boston Post Road
Mamaroneck, New York 10543

11.04 **Assignability and Amendments**. This Agreement shall not be assignable by any of the parties hereto. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

11.05 **Entire Agreement**. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.

11.06 **Waivers, Remedies**. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

11.07 **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.08 **Headings**. All headings (including, without limitation, Article headings and Section titles) are inserted for convenience of reference only and shall not affect the meaning or interpretation of any such provisions or of this Agreement, taken as an entirety.

11.09 **Severability**. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

11.10 **No Third Party Beneficiaries**. Nothing contained in this Agreement shall be deemed to confer rights on any Person or to indicate that this Agreement has been entered into for the benefit of any Person, other than the parties hereto.

11.11 **Governing Law; Jurisdiction**. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflict of law provisions. With respect to any claim or action arising under this Agreement each party hereby (a) irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, and (b) irrevocably waives any objection which such party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party.

11.12 **Dispute Resolution and Arbitration. (intentionally omitted)**

11.13 **Construction**. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by

the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.14 **Binding Effects.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

11.15 **Further Assurances**. At any time after the Closing Date, each party shall upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

12. Buyer Due Diligence.

12.01 Due Diligence.

(a) The parties acknowledge that as of the date hereof Buyer has not had an opportunity to conduct sufficient due diligence with respect to the Seller and the Business.

(b) Seller agrees to provide Buyer and its representatives free and full access during regular business hours to all of the books, records, contracts, documents and key employees of Seller, and to introduce Buyer and its representatives to ASI, and such other significant suppliers and significant customers of the Business, as shall be requested by Buyer.

(c) Buyer agrees to use its best reasonable efforts to complete its due diligence as soon as practicable after the date hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALPHA NET HOSPITALITY SYSTEMS, INC.

By ______________________________
JOHN RUDY, BUYER
CEO

ADVANCED COMPUTER SOFTWARE, INC.

By ______________________________
MICHAEL TANNEY, SELLER

SCHEDULE OF INSURANCE

NONE

SCHEDULEOFLEGAL PROCEEDINGS

NONE